CERTIFICATE OF TRUST

                                       OF

                       CORNERSTONE PROGRESSIVE RETURN FUND


      This Certificate of Trust of Cornerstone Progressive Return Fund, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. sec. 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the Trust formed hereby is Cornerstone Progressive Return
Fund.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1209 Orange St., Wilmington, New Castle County, DE 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

THIRD: In accordance with Section 3807 of the Act, the Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. sec.80a-1 et seq.).

FOURTH: Pursuant to and in accordance with Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series created as provided in Section 3806(b)(2) of the Act , whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

      IN WITNESS WHEREOF, the undersigned, being the sole trustee of Cornerstone Progressive Return Fund, has duly executed this Certificate of Trust on this 26th day of April, 2007.

                                     /S/ RALPH W. BRADSHAW
                                     -----------------------------------
                                     Ralph W. Bradshaw, Sole Trustee